Exhibit 10.4

AMENDMENT NO. 1 TO STOCK REPURCHASE AGREEMENT

This AMENDMENT NO. 1 dated as of July 10, 2006 (“Amendment No. 1”) to STOCK REPURCHASE AGREEMENT entered into as of November 28, 2005 (“Stock Repurchase Agreement”) by and between Scientigo, Inc., a Delaware corporation (“Scientigo”), and Guideline, Inc., formerly known as Find/SVP, Inc., a New York corporation (“Guideline”).

RECITALS

A. Scientigo, TIGO Search, Inc., a Delaware corporation (“Tigo”), and Guideline have entered into that certain Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, Guideline has been issued four hundred and ninety (490) shares of Tigo common stock, par value $0.001 per share (the “Tigo Shares”).

B.  Scientigo, Tigo and Guideline have agreed to amend the Stock Repurchase Agreement to provide for: (i) the establishment of the time period during which Scientigo shall repurchase Tigo Shares, (ii) a revised calculation method for the Scientigo Common Stock portion of the Repurchase Payment, and (iii) the securitization of Scientigo’s and Tigo’s obligations under this Agreement pursuant to the Amended and Restated Security Agreement dated as of the date hereof and executed by Scientigo and Tigo for the benefit of Guideline.

NOW, THEREFORE, in consideration of the above recitals and the mutual agreements and covenants set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Capitalized Terms; Find/SVP, Inc, Change of Name. Unless otherwise defined, Capitalized Terms set forth herein shall have the meanings assigned to them in the Stock Repurchase Agreement. Find/SVP, Inc. changed its name to Guideline, Inc. effective March 14, 2006 - consequently all references to Find/SVP in the Stock Repurchase Agreement shall be read as referring to Guideline.

2.  Revision to Section 1. of Stock Repurchase Agreement - Right of Repurchase.

Section 1. of the Stock Repurchase Agreement is hereby deleted in its entirety and the following revised Section 1 is substituted therefor:

“1. Tigo Shares Repurchase. Scientigo shall repurchase all of the Tigo Shares from Guideline by the date (the “Repurchase Date”) which is the earlier of: (i) ten (10) days from the date that Scientigo obtains a cumulative amount of at least $2 million in cash after the date hereof, through one or more offerings of, and through any combination of, debt, equity, or as proceeds from the exercise of or conversion of convertible securities or through any other capital transactions; or (ii) three (3) months from the date hereof for an amount equal to Seven Hundred Thousand Dollars ($700,000.00) (the “Repurchase Payment”), which amount shall be payable as follows:

(a)  Transfer to Guideline of that number of shares of Scientigo common stock, par value $0.001 per share (“Scientigo Common Stock”) equivalent to a payment of $350,000, based upon the weighted average price of Scientigo Common Stock, which, for the purposes of the calculation in this paragraph only, shall mean the average of the prices of the Scientigo’s Common Stock quoted on the OTC Bulletin Board on the NASDAQ System, or such other trading system or market on which shares of Scientigo Common Stock shall then be traded, for a thirty (30) consecutive trading day period ending on the third trading day prior to the date of payment of the Repurchase Payment, such shares to be subject to the Registration Rights Agreement between Scientigo and Guideline dated November 28, 2005; and

(b)  Three Hundred Fifty Thousand Dollars ($350,000) in cash on the Repurchase Date.

If, on or prior to the date the Repurchase Payment is made, Scientigo should split or combine the Scientigo Common Stock, or pay a stock dividend or other stock distribution in Scientigo Common Stock, or otherwise change the Scientigo Common Stock into any other securities, or make any other dividend or distribution on the Scientigo Common Stock (other than normal quarterly dividends, as the same may be adjusted from time to time and in the ordinary course), then the number of shares of Scientigo Common Stock issuable to Guideline on the date the Repurchase Payment is made will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

In connection with the repurchase of the Tigo Shares, Scientigo shall notify Guideline two (2) business days in advance of the earlier of the occurrence of (i) or (ii) above and shall make transfer of the Scientigo Common Stock and shall pay the cash portion of the Repurchase Payment to Guideline.

The obligations due under this Agreement are secured by the Amended and Restated Security Agreement Dated as of the date hereof and executed by Scientigo and Tigo for the benefit of Guideline. Additional rights of Guideline are set forth in the Amended and Restated Security Agreement.

3.  Miscellaneous.

(a)  No other Changes in Stock Repurchase Agreement. Except as specifically amended above, the Stock Repurchase Agreement shall remain in full force and effect in the original form agreed by the Parties, and is hereby ratified and confirmed.

(b)  Governing Law. THIS AMENDMENT NO. 1 AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(c)  Counterparts.This Amendment No. 1 may be executed and delivered in counterparts, each of which shall constitute an original, and all of which together shall constitute one Amendment No. 1. A facsimile, telecopy or other reproduction of this Amendment No. 1 may be executed by either party, and an executed copy of this Amendment No. 1 may be delivered by either party by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SCIENTIGO, INC.

By:	/s/ Doyal Bryant
Name: Doyal Bryant
Title: CEO

GUIDELINE, INC.

By:	/s/ Peter Stone
Name: Peter Stone
Title: CFO

[SIGNATURE PAGE TO STOCK REPURCHASE AGREEMENT]